Filed pursuant to Rule 424(b)(3)

Registration No. 333-260998

Prospectus Supplement No. 1 Dated November 22, 2022

(To Prospectus Dated November 12, 2021)

2,400,000 Shares of Common Stock issuable upon exercise of the Warrants

This prospectus supplement No. 1 supplements the prospectus of BT Brands, Inc. (the “Company,” “we,” “us,” or “our”) dated November 12, 2021, filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Prospectus”). Pursuant to the Prospectus, this prospectus supplement relates to the continuous offering of 2,400,000 shares of common stock underlying the warrants sold in our initial public offering.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2021, which we filed with the SEC on November 17, 2021.

This prospectus supplement should be read in conjunction with the Prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the warrants are traded on The NASDAQ Capital Market under the symbols “BTBD,” and “BTBDW,” respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 22, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended: October 3, 2021
or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _________ to _______

Commission File Number: 333-233233

BT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	91-1495764
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
405 Main Avenue West, Suite 2D, West Fargo, ND	58078
(Address of principal executive offices)	(Zip Code)
(701) 277-0080
(Registrant’s telephone number, including area code)
NONE
(Former name former address and former fiscal year if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, $0.002 per share	BTBD	The NASDAQ Stock Market
warrants to purchase common stock	BTBDW	The NASDAQ Stock Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes    ☐ No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). ☒ Yes    ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes    ☒ No

At November 16, 2021, there were 6,447,506 shares of common stock outstanding.

CAUTIONARY STATEMENT REGARDING RISKS

AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS

Forward-Looking Information

This quarterly report contains forward-looking statements about the business, financial condition and prospects of BT Brands, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this quarterly report. Such factors may include, without limitation, the risks, uncertainties and regulatory developments (1) related to the COVID-19 pandemic, which include risks and uncertainties related to the current unknown duration of the COVID-19 pandemic, the impact of governmental regulations that have been, and may in the future be, imposed in response to the pandemic which potentially could have an impact on discretionary consumer spending and (2) those discussed and described in the Company’s 2020 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2021. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this quarterly report speak only as of the date of this quarterly report, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

2

3

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

BT BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 3, 2021 (Unaudited)	January 3, 2021
ASSETS
CURRENT ASSETS
Cash	$2,078,812	$1,321,244
Receivables	31,751	19,030
Inventory	69,443	60,576
Prepaid expenses and other current assets	66,366	5,348

Total current assets	2,246,372	1,406,198

PROPERTY AND EQUIPMENT, net	1,546,038	1,632,457
LAND AND BUILDINGS HELD FOR SALE	258,751	258,751
INVESTMENT IN RELATED COMPANY	75,000	75,000
OTHER ASSETS, net	15,200	16,759

Total assets	$4,141,361	$3,389,165

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Current maturities of long-term debt	$178,611	$245,306
Accounts payable	419,007	270,487
Accrued expenses	304,598	420,734
Income taxes payable	177,088	97,978

Total current liabilities	1,079,304	1,034,505

LONG-TERM DEBT, less current maturities	3,005,113	2,938,983
DEFERRED INCOME TAXES	176,000	118,000
Total liabilities	4,260,417	4,091,488

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT
Preferred stock, $.001 par value, 2,000,000 shares authorized, no shares outstanding at October 3, 2021 and January 3, 2021	-	-
Common stock, $.002 par value, 50,000,000 authorized, 4,047,506 shares outstanding at October 3, 2021 and January 3, 2021	8,095	8,095
Additional paid-in capital	497,671	497,671
Accumulated deficit	(624,822)	(1,208,089)

Total shareholders' deficit	(119,056)	(702,323)

Total liabilities and shareholders' deficit	$4,141,361	$3,389,165

See Notes to Condensed Consolidated Financial Statements

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BT BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	39 Weeks Ended,		13 Weeks Ended,
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020

SALES	$6,604,554	$6,074,222	$2,280,999	$2,374,454

COSTS AND EXPENSES
Restaurant operating expenses
Food and paper costs	2,580,224	2,299,989	944,171	863,997
Labor costs	1,794,499	1,718,703	607,780	624,696
Occupancy costs	436,196	504,142	132,542	170,109
Other operating expenses	355,024	313,101	102,943	121,827
Depreciation and amortization	173,799	140,588	60,405	49,668
Impairment of assets held for sale	-	100,000	-	-
General and administrative	295,397	371,455	74,415	188,292

Total costs and expenses	5,635,139	5,447,978	1,922,256	2,018,589

Income from operations	969,415	626,244	358,743	355,865

INTEREST EXPENSE	(161,148)	(136,347)	(32,916)	(45,188)
INTEREST INCOME	-	92,707	-	28,507
OTHER INCOME	-	466,758	-	-

INCOME BEFORE TAXES	808,267	1,049,362	325,827	339,184

PROVISION FOR INCOME TAXES	(225,000)	(234,000)	(90,000)	(85,000)

NET INCOME	$583,267	$815,362	$235,827	$254,184

NET INCOME PER COMMON SHARE -
Basic and Diluted	$0.14	$0.20	$0.06	$0.06

WEIGHTED AVERAGE NUMBER OF SHARES USED
IN COMPUTING PER COMMON SHARE AMOUNTS -
Basic and Diluted	4,047,506	4,047,506	4,047,506	4,047,506

See Notes to Condensed Consolidated Financial Statements

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BT BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
(Unaudited)
	Common Stock		Additional Paid-in	Accumulated
For the 39-week periods -	Shares	Amount	Capital	(Deficit)	Total

Balances, January 3, 2021	4,047,502	$8,095	$497,671	$(1,208,089)	$(702,323)
Shares issued for fractional holdings	4	-	-	-	-
Net income	-	-	-	583,267	583,268

Balances, October 3, 2021	4,047,506	$8,095	$497,671	$(624,822)	$(119,056)

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	(Deficit)	Total

Balances, December 29, 2019	4,047,506	$8,095	$497,671	$(1,902,081)	$(1,396,315)
Net income	-	-	-	815,362	815,362

Balances, September 27, 2020	4,047,506	$8,095	$497,671	$(1,086,719)	$(580,953)

			Additional
	Common Stock		Paid-in	Accumulated
For the 13-week periods -	Shares	Amount	Capital	(Deficit)	Total

Balances, July 4, 2021	4,047,506	$8,095	$497,671	$(860,649)	$(354,883)
Net income	-	-	-	237,827	235,828

Balances, October 3, 2021	4,047,506	$8,095	$497,671	$(624,822)	$(119,056)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	(Deficit)	Total

Balances, June 28, 2020	4,047,506	$8,095	$497,671	$(1,340,903)	$(835,137)
Net income	-	-	-	254,184	254,184

Balances, September 27, 2020	4,047,506	$8,095	$497,671	$(1,086,719)	$(580,953)

See Notes Condensed Consolidated Financial Statements

6

BT BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	39 Weeks Ended	39 Weeks Ended
	October 3, 2021	September 27, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$583,267	$815,362
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	173,799	140,588
Amortization of debt issuance cost included in interest expense	55,555	3,882
Deferred taxes	58,000	(10,000)
Payment on in-kind interest	-	39,368
Impairment of assets held for sale	-	100,000
Changes in operating assets and liabilities -
Receivables	(12,721)	(6,365)
Inventory	(8,867)	(1,186)
Prepaid expenses and other current assets	(29,195)	6,303
Accounts payable	148,520	70,999
Unearned vendor rebate	-	(3,668)
Accrued expenses	(116,136)	681
Income taxes payable	79,110	233,000
Net cash provided by operating activities	931,332	1,388,964

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(85,821)	(57,736)
Proceeds on notes due from related entity	-	104,000
Net cash provided by (used in) investing activities	(85,821)	46,264
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	3,107,100	77,500
Principal payments on long-term debt	(3,113,521)	(377,566)
Payment of debt issuance costs	(49,699)	-
Payment of deferred offering costs	(31,823)	-
Net cash used in financing activities	(87,943)	(300,066)

CHANGE IN CASH	757,568	1,135,162

CASH, BEGINNING OF PERIOD	1,321,244	258,101

CASH, END OF PERIOD	$2,078,812	$1,393,263

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$127,800	$93,096
Transfer of property and equipment to assets held for sale	$-	$189,640
Cash paid for Income taxes	$88,006	$-

See Notes to Condensed Consolidated Financial Statements

7

BT BRANDS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of BT Brands, Inc., and its subsidiaries (the “Company”, “we”, “our”, “us”, or “BT Brands”) and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. All intercompany accounts and transactions have been eliminated in consolidation and have been prepared on a basis consistent in all material respects with the accounting policies for the fiscal year ended January 3, 2021. In our opinion, all adjustments, which are normal and recurring in nature, necessary for a fair presentation of our financial position and results of operation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.

The accompanying Condensed Consolidated Balance Sheet as of October 3, 2021, does not include all of the disclosures required by GAAP. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements as of January 3, 2021, and the related notes thereto included in the Company’s Form 10-K for the fiscal year ended January 3, 2021.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material.

The Company

BT Brands, Inc. (the “Company”) was incorporated as Hartmax of NY Inc. on January 19, 2016, with the objective of acquiring an operating entity. Effective on July 30, 2018, the Company acquired 100% of the ownership BTND, LLC. in exchange for common stock in the Company through a Share Exchange Agreement (“Share Exchange”) with members of BTND, LLC (“BTND”).

Business

The Company currently operates company-owned fast-food restaurants called Burger Time. The Company also operates one unit in Minnesota as a franchisee of International Dairy Queen. The Company operates three Burger Time locations in Minnesota, four in North Dakota, and two in South Dakota. The Company closed a store in Richmond, Indiana during 2018 which is listed for sale. There were a total of ten operating restaurants on October 3, 2021.

The Company’s Dairy Queen store is operated pursuant to the terms of a franchise agreement with International Dairy Queen. The Company is required to pay regular royalty and advertising payments to the franchisor and to remain in compliance with the terms of the franchise agreement.

Fiscal Year Period

The Company’s fiscal year is a 52/53-week year, ending on the Sunday closest to December 31. Most years consist of four 13-week accounting periods comprising the 52-week year. All references to years in this report refer to the 26-week periods in the respective fiscal year periods. Fiscal 2021 is a 52-week year ending January 2, 2022.

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Cash

For purposes of reporting cash and cash flows, cash is net of outstanding checks and includes, amounts on deposit at banks and deposits in transit.

Receivables

Receivables consist mainly of rebates due from a primary vendor.

Inventory

Inventory consists of food, beverages and supplies and is stated at lower of cost (first-in, first-out method) or net realizable value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives which range from three to thirty years.

The Company reviews long-lived assets to determine if the carrying value of these assets may not be recoverable based on estimated cash flows. Assets are reviewed at the lowest level for which cash flows can be identified, which is at the restaurant level. In determining future cash flows, significant estimates are made by the Company with respect to future operating results of each restaurant over its remaining life. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Assets Held for Sale

From time-to-time the Company may sell an existing operating unit or may close an operating unit and list the property for sale. The carrying value of property in the St. Louis area was fully reserved for in 2020. In September of 2018 the Company closed an operating Burger Time unit in Richmond, Indiana and the Richmond property is listed for sale. In the second quarter of fiscal 2019 it was concluded to record a charge of $93,488 for impairment of the value of the Richmond location and in the second quarter of 2020 an additional $100,000 impairment charge was recorded. The Company believes the Richmond property will be sold at or above its current carrying cost of assets held for sale.

Income Taxes

We provide for income taxes under (Accounting Standards Codification (ASC), 740), Accounting for Income Taxes. ASC 740 using an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are adjusted, as necessary. The Company estimates a current tax provision for federal and state income taxes at the combined statutory rate of 27.5%

The Company currently has no accrued interest or penalties relating to any income tax obligations. The Company currently has no federal or state examinations in progress, nor has it had any federal or state tax examinations since its inception and all periods since inception remain open for examination.

9

Per Common Share Amounts

Net income per common share is computed pursuant to section 260-10-45 of the FASB ASC. Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. Common stock equivalents are excluded from the computation of diluted net income if their effect would be anti-dilutive. There were no potentially dilutive shares outstanding as of the periods ending in 2021 and 2020, as the strike price for warrants outstanding was above the fair market price of the underlying stock in both periods.

Other Assets

Other assets are the allocated fair value of the acquired Dairy Queen franchise agreement related to the Company’s location in Ham Lake, Minnesota, which is being amortized over an estimated useful life of 14 years.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at:

	October 3, 2021	January 3, 2021
Land	$485,239	$485,239
Equipment	2,566,295	2,497,576
Buildings	1,322,085	1,306,896

Total property and equipment	4,373,619	4,289,711
Accumulated depreciation	(2,568,830)	(2,398,503)
Less - property held for sale	(258,751)	(258,751)
Net property and equipment	$1,546,038	$1,632,457

Depreciation expense for the 39-week periods in 2021 and 2020 was $172,261 and $139,313, respectively.

NOTE 3 – ACCRUED EXPENSES

Accrued expenses consisted of the following at:

	October 3, 2021	January 3, 2021
Accrued real estate taxes	$103,129	$106,935
Accrued bonus compensation	7,000	162,000
Accrued payroll	93,217	56,139
Accrued payroll taxes	9,699	8,519
Accrued sales taxes payable	59,897	66,632
Accrued vacation pay	17,663	19,657
Other accrued expenses	13,993	852

	$304,598	$420,734

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NOTE 4 – LONG TERM DEBT

The Company’s long-term debt is as follows:

	October 3, 2021	January 3, 2021

Notes payable to bank with interest at 4.75%. Secured by eight of the Company's locations and the personal guaranty of a Company shareholder. These notes were paid in full on June 27, 2021.	$-	$2,884,650

Three notes payable to bank dated June 28, 2021 due in monthly installments totaling $22,213 which includes principal and interest at fixed rate of 3.45% through June 28, 2031. Beginning in July 2031, the interest rate will be equal to the greater of the "prime rate" plus .75%, or 3.45% . These notes mature on June 28, 2036. The notes are secured by mortgages covering the Company's ten operating locations. The notes are guaranteed by BT Brands, Inc. and a shareholder of the Company.	3,076,200	-

Note payable to bank dated December 28, 2018 due in monthly installments of $1,644 through December 31, 2023 which includes principal and interest at a fixed rate of 5.50%. This note is secured by the West St. Paul location and the personal guaranty of a shareholder of the Company. This note was paid in full on April 6, 2021.	-	185,219

Notes payable to bank dated November 10, 2016 payable in monthly installments of $1,331 which includes principal and interest at 4%, the interest rate is subject to adjustment based on 5-year Treasury Note rate 2021 and cannot be be less than 4%. This note is secured by property held for sale in Richmond Indiana and the personal guaranty of a shareholder of the Company.	133,318	141,125

Minnesota Small Business Emergency Loan dated April 29, 2020 payable in monthly installments of $458.33 beginning December 15, 2020 which includes principal and interest at 0%. This note is secured by the personal guaranty of a shareholder of the Company.	23,375	27,500
	3,232,893	3,238,494
Less - unamortized debt issuance costs	(48,349)	(54,205)
Current maturities	(178,611)	(245,306)
Total	$3,005,933	$2,938,983

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NOTE 5 – RELATED PARTY TRANSACTIONS

Next Gen Ice

In 2019, the Company made cash advances to Next Gen Ice, Inc. (NGI) in the form of Series C Notes totaling a principal amount of $179,000 (“Notes”). The Company’s CEO, Gary Copperud, is Chairman of the Board of Directors of NGI and the Company’s Chief Operating Officer, Kenneth Brimmer, is also a member of the Board of Directors of NGI and serves as Chief Financial Officer of NGI on a part-time contract basis. Mr. Copperud, and a limited liability company controlled by him together own 34% of the outstanding equity of NGI. On March 2, 2020, the Notes, were modified and the maturity extended to August 31, 2020. As part of the Note modification, the Company received 179,000 shares of common stock in Next Gen Ice from the founders of NGI representing 2% of NGI shares outstanding. The Company also holds warrants to purchase 358,000 shares of common stock at a price of $1.00 per share through March 31, 2023. The common stock and common stock purchase warrants received by the Company were recorded at a value determined by the Company of $75,000. This amount was also recorded at a discount to the note receivable and was recognized as interest income over the extended term of the Notes. The Company has determined that its investment in NGI does not have a readily determinable market value and therefore is carried at the cost determined by the Company at the time the shares and warrants were received. The Notes were repaid in August 2020, with interest, and currently there are no outstanding amounts due to the Company from NGI.

NOTE 6 – CONTINGENCIES

During its business, the Company may be a party to claims and legal or regulatory actions arising from the conduct of its business. The Company is not aware of any significant asserted or potential claims which could impact its financial position.

NOTE 7 – SUBSEQUENT EVENT

Effective November 12, 2021, the Company entered into an Underwriting Agreement with Maxim Group LLC. and Joseph Gunnar & Company, LLC as representatives of an Underwriting Group to purchase 2,400,000 units, each unit consisting of one share of Common Stock and one five-year stock purchase warrant to purchase an additional share at $5.50 per share. Under the Underwriting Agreement, the gross proceeds to the Company are approximately $4.55 per share after deducting underwriting discounts and expenses. The Company also granted to the Underwriters an “overallotment option” wherein the Underwriters were granted the option to purchase an additional 300,000 units for 30 days following the offering. We estimate that the net proceeds from the sale of the units, after deducting underwriting discounts and commissions and estimated offering expenses incurred by us, will be approximately $10,665,000.  If the underwriters fully exercise the over-allotment option, the net proceeds will be approximately $12,321,000.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of financial condition, results of operations, liquidity and capital resources of BT Brands, Inc. and its wholly-owned subsidiaries (together, the “Company”) should be read in conjunction with the Company’s condensed consolidated financial statements and accompanying notes included under Part I, Item 1 of this quarterly report on Form 10-Q, as well as with the audited consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s annual report on Form 10-K for the year ended January 3, 2021.

Overview

We own and operate ten fast food restaurants, including nine Burger Time restaurants and one Dairy Queen restaurant, all of which are in the North Central region of the United States. Our Burger Time restaurants feature a wide variety of burgers and other affordably priced foods such as chicken sandwiches, pulled pork sandwiches, sides and soft drinks. Our Dairy Queen restaurant offers the established Dairy Queen menu consisting of burgers, chicken, sides, ice cream and other desserts, and a wide array of beverages. Our revenues are derived from the sale of food and beverages at our restaurants.

Our Burger Time operating principles include: (i) offering a “Bigger Burger” to deliver our customers “more good food for your money”; (ii) offering a limited menu to permit attention to quality and speed of preparation; (iii) providing fast service by way of single and double drive-thru designs and a point-of-sale system that expedites the ordering and preparation process; and (iv) great tasting quality food made fresh to order at a fair price. Our primary strategy is to serve the drive-thru and take-out segment of the quick-service restaurant industry.

Operationally, we take several steps to maintain efficiency, including maintaining inventory of $5,000 to $15,000 per store at any given time (which also has the advantage of allowing for frequent deliveries of fresh food)..

Our average customer transaction increased by 4% in the first nine months of fiscal 2021 compared to 2020 and currently is approximately $11.90. This recent increase is principally because of a menu price increase implemented in the middle of 2020. Our sales trends are influenced by many factors, including the COVID pandemic, which had been a positive for our sales, however, the environment is challenging for smaller restaurant chains as competition from the major fast-food hamburger-focused business is intense.

Material Trends and Uncertainties

There are industry trends which may have an impact on our business. These trends principally relate to the rapidly changing area of technology and food delivery. The major companies in the restaurant industry have rapidly adopted and developed applications for the smart phone and mobile delivery, have aggressively expanded drive-through operations and have developed loyalty programs and data base marketing supported by a robust technology platform. We expect these trends to continue as restaurants aggressively complete for customers. Further, the major industry participants have continued to strategically discount prices through promotions such as a “dollar menu.” We expect these significant trends will continue.

The cost of food has increased over the last two years, and we expect to see continued inflationary pressure in the remainder of 2021. Beef costs were stable in 2020 and recently have increased by approximately 13.7% per pound following an increase of approximately 5% in 2019. Given the competitive nature of the fast-food burger restaurant industry, in response to recent commodity price increases, we are planning to implement a price increase in the fourth quarter of 2021, however, it may be difficult to raise menu prices to fully cover future cost increases. During 2020 and continuing into 2021, a significant increase in business volume contributed to improved profit margins. Additional margin improvements may have to be achieved through operational improvements, equipment advances and increased volumes to help offset any food cost increases due to the competitive state of the restaurant industry.

The general state of the economy influences restaurant customer traffic, our ability to staff our restaurants, receive deliveries on a timely basis or perform functions at the corporate level. Further, such conditions could impact the availability of the menu items we offer and the ability of suppliers to deliver such products. We also may be adversely affected if jurisdictions in which we have restaurants sre ordered to close, or we may be forced to implement temporary voluntary closures or impose restrictions on operations as a result of a shortage in available workers. Even if such measures are not implemented, the perceived risk of infection or significant health risk may adversely affect our business.

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Growth Strategy and Outlook

We are seeking to increase value for our shareholders in the foodservice industry. Our principal strategy is to acquire multi-unit restaurant concepts and individual restaurant properties at attractive multiples of earnings. Though we do not currently plan to do so, under certain circumstances, we may develop additional Burger Time locations through the acquisition and conversion of existing properties. Other key elements of our growth strategy encompass increasing same store sales and boosting brand awareness.

Expansion Through Acquisitions

We intend to make strategic and opportunistic acquisitions that provide an entrance into targeted restaurant segments and geographic areas. Restaurant businesses become available for acquisition frequently and we believe that we may be able to purchase either individual restaurant properties or multi-unit businesses at prices providing an attractive return on our investment. Alternatively, we may acquire operating assets where a franchise program of the acquired foodservice business is concluded by management to be the most appropriate growth plan. We intend to follow a disciplined strategy of evaluating acquisition opportunities that seek to ensure and enable the accretive and efficient acquisition and integration of additional restaurant concepts. Successful execution of our acquisition strategy will allow us to diversify our operations both into other dining concepts and geographic locations.

In evaluating potential acquisitions, we may consider the following characteristics, among others that management considers relevant to each distinct opportunity:

•	the value proposition offered by acquisition targets when comparing the purchase price to the potential return on our investment;
•	established, recognized brands within their geographic footprint;
•	steady cash flow;
•	track records of long-term operating performance;
•	sustainable operating results;
•	geographic diversification; and
•	growth potential.

Assuming we are successful in acquiring new businesses, we will operate the business or businesses with a shared central management organization. Following the acquisition, we expect to pursue a growth plan to both expand the number of locations and to increase comparable store sales and profits, as described below. We anticipate that by leveraging our management services platform, we will be able to achieve post-acquisition cost benefits by reducing the corporate overhead of the acquired business. If we acquire one or more restaurant chains or individual units in close proximity to each other, we believe the concentration of operations will provide economic synergies with respect to management functions, marketing and advertising, supply chain assistance, staff training and operational oversight.

Future Development of Additional Burger Time Restaurants

We may consider developing additional Burger Time location. Conditions which might give rise to developing additional Burger Time locations include the opportunity to acquire and convert a property that previously had operated as a fast-food establishment at a highly attractive price in a location that fits naturally within Burger Time’s geographic footprint so that we may share service expenses, including advertising costs.

If we elect to open additional Burger Time restaurants, we expect that development of these restaurants will, based on our experience, require a minimum six to nine months after opening to achieve the targeted restaurant-level sales and operating margins. In a case where we open a restaurant in new and untested markets, achieving targeted sales may take longer since the local population will not be familiar with our brand and building brand awareness takes time in a new an untested market. How quickly new restaurants achieve their targeted sales and operating margin depends on many factors, including the level of consumer familiarity with our brand, as well as the availability of experienced managers and other staff. However, every restaurant has a unique opening sales pattern, and this pattern is difficult to predict.

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Increase Same-Store Sales

Same-store sales growth reflects the change in year-over-year sales for the comparable store base. We intend to deploy a multi-faceted same-store sales growth strategy to optimize restaurant performance. We will apply techniques proven in the restaurant industry to increase same store sales at our Burger Time restaurants and at our acquired properties and to develop new approaches that reflect our corporate character and restaurant composition. We expect to utilize customer feedback and analyze sales data to introduce, test and hone existing and new menu items. In addition, we will investigate utilizing public relations and experiential marketing to engage customers. We expect that our strategies to increase same-store sales will evolve as we acquire new restaurant concepts in new markets.

Increase Brand Awareness

We appreciate that increasing brand awareness is important to the growth of our Company. We will develop and implement forward-looking branding strategies both for our Burger Time concept and for any businesses that we acquire. We will seek to leverage social media and employ targeted digital advertising to expand the reach of our brands and drive traffic to our stores. In addition, we intend to develop mobile applications that will allow consumers to find restaurants, order online and earn rewards. We will deploy internet advertising to match specific menu items targeted to specific demographic groups. We will deploy cross-over ads with radio and social media interacting with each other. We expect that our branding initiatives will evolve as we consummate acquisitions of restaurant concepts that appeal to distinct consumer markets in differing geographic areas.

Our ability to acquire or open new restaurants is predicated on the availability of capital for such purposes. We cannot be certain that capital will be available to us on acceptable terms if at all.

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Results of Operations for the Thirteen Weeks Ended October 3, 2021, and the Thirteen Weeks Ended September 27, 2020

The following table sets forth, for the fiscal periods indicated, our Condensed Statements of Operations expressed as percentage of total revenues. Percentages below may not reconcile because of rounding.

	13 Weeks Ended,
	October 3, 2021	September 27, 2020

SALES	100.0%	100.0%

COSTS AND EXPENSES
Restaurant operating expenses
Food and paper costs	41.4	36.4
Labor costs	26.6	26.3
Occupancy cost	5.8	7.2
Other operating expenses	4.5	5.1
Depreciation and amortization	2.6	2.1
General and administrative	3.3	7.9
Total costs and expenses	84.2	85.0
Income from operations	15.8	15.0
INTEREST EXPENSE	(1.4)	(1.9)
INTEREST INCOME	-	1.2
INCOME TAXES	(3.9)	(3.6)
NET INCOME	10.5%	10.7%

Net Revenues:

Net sales for fiscal third quarter of 2021 decreased $93,455 to $2,280,999 from $2,374,454 in fiscal 2020. Sales in 2021 have continued to be strong relative to the 2019 the pre-pandemic level. We have maintained the majority of the gains realized during the period of significant dining restrictions at the height of the pandemic which contributed to a continuing favorable impact on drive-through locations. This trend has led to an increase in consumers choosing Burger Time as a meal alternative.

Restaurant gross unit sales at the Company’s nine Burger Time locations for the 13-week period ranged from a low of approximately $147,000 to a high of approximately $298,000 and average sales for each Burger Time unit during the period was approximately $227,000 in 2021 a decline of approximately $10,000 from the same period in 2020.

Costs of Sales - food and paper:

Cost of sales - food and paper for third quarter of fiscal 2021 increased as a percentage of sales to 41.4% of restaurant sales from 36.4% of restaurant sales in the third quarter of fiscal 2020. This increase was the net result of inflationary pressures of certain items, a favorable six-month verbal fixed price arrangement on the price of ground beef patties at $2.51 per pound which, more recently, has increased to $2.95 per pound, increases in cost have been mitigated by the impact of a price increase taken at the end of second quarter in 2020 fully realized in 2021 we are planning to implement a menu price increase in the fourth quarter of 2021 to, in part, offset increasing costs.

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Restaurant Operating Costs:

Restaurant operating costs (which refer to all the costs associated with the operation of our restaurants, but do not include general and administrative costs, impairment charges and depreciation and amortization) as a percent of restaurant sales decreased to 36.9% of sales in the third fiscal quarter of 2021 from 38.6% in similar period of fiscal 2020. This was due to the net effect of improved utilization of store labor, offset by by higher cost incurred for personal protection equipment, a tighter labor markets and the matters discussed in the “Cost of Sales,” “Labor Costs,” “Occupancy and Other Operating Cost” sections below all of which were offset by the midyear 2020 price increase.

Labor Costs:

For the third quarter of fiscal 2021, labor and benefits costs increased slightly as a percentage of sales to 26.6% of restaurant sales from 26.3% of restaurant sales in fiscal 2020. The increase in the percentage was the result of tighter labor markets leading to higher hourly wage costs offset by the leveraging of existing staffing. Payroll costs are semi-variable in nature, meaning that they do not decrease proportionally to decreases in revenue, thus they increase as a percentage of restaurant sales when there is a decrease in restaurant sales.

Occupancy and Other Operating Expenses

For the third fiscal quarter of 2021, occupancy and other expenses decreased slightly to $235,485 (10.3% of sales) from $291,936 (12.3% of sales) in 2020. The decrease is the result of a reduction in one time maintenance charges incurred in 2020.

Depreciation and Amortization Expense:

For third fiscal quarter of 2021, depreciation and amortization increased $10,737 to $60,405 (2.6% of sales) from $49,668 (2.1% of sales) in the third quarter of fiscal 2020.

General and Administrative Costs

General and administrative costs decreased $113,887 from $188,292 (7.9% of sales) to $74,415 (3.3% of sales) in the third fiscal quarter of 2021. The decline is, in part, the result of a decrease in corporate staff during the 2021 period. The Company expects to fill a vacant position during the fourth quarter.

Income from Operations

The income from operations for the 13-week period was $358,743 in fiscal 2021 compared to an income from operations of $355,865 in the similar period in 2020. The increase in the percentage of income from operations to 15.8% in fiscal 2021 from 15.0% in fiscal 2020 was the result of higher input costs resulting from inflationary pressures in the marketplace offset by a significant decline in General and Administrative costs.

Restaurant-level EBITDA:

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles, (GAAP), the Company uses restaurant-level EBITDA, which is not a measure defined by GAAP. This non-GAAP operating measure is useful to both management and, we believe, to investors because it represents one means of gauging the overall profitability of our recurring and controllable core restaurant operations. This measure is not, however, indicative of our overall results, nor does restaurant-level profit accrue directly to the benefit of stockholders, primarily due to the exclusion of corporate-level expenses. Restaurant-level EBITDA should not be considered a substitute for, or superior to, operating income, which is calculated in accordance with GAAP, and the reconciliations to operating income set forth below should be carefully evaluated.

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We define restaurant-level EBITDA as operating income before pre-opening costs, if any, general and administrative costs, depreciation and amortization and impairment charges. General and administrative costs are excluded as they are generally not specifically identifiable to restaurant specific costs. Depreciation and amortization and impairment charges are excluded because they are not ongoing controllable cash expenses, and they are not related to the health of ongoing operations.

	13-Week Period
	October 3, 2021	September 27, 2020
Revenues	$2,280,999	$2,374,454
Reconciliation:
Income from operations	358,743	355,865
Depreciation and amortization	60,405	49,668
General and administrative, corporate level expenses	74,415	188,292
Restaurant-level EBITDA	493,563	593,825
Restaurant-level EBITDA margin	21.6%	25.0%

Results of Operations for the Thirty-Nine Weeks Ended October 3, 2021, and the Thirty-Nine Weeks Ended September 27, 2020

The following table sets forth, for the fiscal periods indicated, our Condensed Statements of Operations expressed as percentage of total revenues. Percentages below may not reconcile because of rounding.

	39 Weeks Ended,
	October 3, 2021	September 27, 2020

SALES	100.0%	100.0%

COSTS AND EXPENSES
Restaurant operating expenses
Food and paper costs	39.1	37.9
Labor costs	27.2	28.3
Occupancy costs	6.6	8.3
Other operating expenses	5.4	5.2
Depreciation and amortization	2.6	2.3
Impairment of assets held for sale	-	1.6
General and administrative	4.5	6.1
Total costs and expenses	85.3	89.7
Income from operations	14.7	10.3
INTEREST EXPENSE	(2.4)	(2.2)
INTEREST INCOME	-	1.5
OTHER INCOME (PAYROLL PROTECTION GRANT)	-	7.7
INCOME TAXES	(3.4)	(3.9)
NET INCOME	8.8%	13.4%

Net Revenues:

Net sales for the 39-week period representing the first three quarters of fiscal 2021 increased $530,332 or 8.7% to $6,604,554 from $6,074,222 in fiscal 2020. The increase in sales was principally the result of moderating but still favorable impact in the first half of the 39-week period of the consumer response to the pandemic resulting in consumers choosing Burger Time as a meal alternative combined with generally favorable weather conditions during the period.

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Gross restaurant sales for the 39-week period for our nine Burger Time locations ranged from a low of approximately $418,000 to high of approximately $886,000 and average sales for each Burger Time unit during the period was approximately $617,000 in 2021 an increase from approximately $556,000 in same 39-week period in 2020.

Costs of Sales - food and paper:

Cost of sales - food and paper for the 39-week period representing the first three quarters of fiscal 2021 increased as a percentage of sales to 39.1% from 37.9% of restaurant sales in the similar period in 2020. This increase was mainly due to inflationary pressures in the general economy increasing product cost . Average beef prices paid by the Company were approximately of $2.51 per pound in 2021 which was unchanged from 2020. Although, near the end of the period beef prices increased 13.7% per pound which we expect will impact fourth quarter results to some degree.

Restaurant Operating Costs:

Restaurant operating costs (which refer to all the costs associated with the operation of our restaurants, but do not include general and administrative costs, impairment charge, depreciation, and amortization) as a percent of restaurant sales declined to 39.2% of sales in the 2021 period from 41.8% in the fiscal 2020 period. This was due primarily to the increase in sales activity and its impact as further discussed in the “Cost of Sales,” “Labor Costs,” “Occupancy and Other Operating Cost” sections below.

Labor Costs

For the 39-week period representing the first three quarters of fiscal 2021, labor and benefits costs decreased to 27.2% of restaurant sales from 28.3% of restaurant sales in the fiscal 2020 period. The Company was able to favorably leverage staffing levels against the significant increase in volume during the second half of the period. While the hiring markets have become more challenging in terms of filling open positions, the Company continued to benefit from limited turnover in its unit restaurant management which tends to cause unfavorable variations in labor costs. Payroll costs are semi-variable in nature, meaning that they do not decrease proportionally to decreases in revenue, thus they may increase as a percentage of restaurant sales when there is a decrease in restaurant sales conversely in tight labor markets occasionally the labor percentage cost decreases significantly as managers help fill spot shortages in staff.

Occupancy and Other Operating Expenses

For the first 39 weeks of fiscal 2021, occupancy and other expenses increased $28,225 to $791,220 (12.0% of sales) from $817,243 (13.5% of restaurant sales) in the similar period in 2020. Many of these costs are fixed and the lower percentage reflect the increase in restaurant sales, this was offset by an increased focus on maintenance projects resulting from high volume at our stores impacting our major systems such as HVAC and refrigeration.

Depreciation and Amortization Expense:

Depreciation and amortization expense in the first three quarters of fiscal 2021 increased by $33,211 to $173,799 (2.6% of sales) from $140,588 (2.3% of sales) in the fiscal 2020 period and is the result of capital additions at several of our locations.

General and Administrative Costs

General and administrative costs decreased 25.7%, or $76,058, from $371,455 (6.1% of sales) in the first three quarters of fiscal 2020 to $295,397 (4.5% of sales) for the fiscal 2021 period. In part from the result of lower management headcount

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Income from Operations

Income from operations was $969,415 in the 39-week period of fiscal 2021 compared to $626,244 in the fiscal 2020 period. The change in income from operations in the fiscal 2021 period compared to fiscal 2020 was due primarily to the impact of the 2020 impairment charge, continued robust sales activity and the matters discussed in the “Net Revenues” and “Restaurant Operating Costs” sections above.

Restaurant-level EBITDA:

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses restaurant-level EBITDA, which is not a measure defined by GAAP. This non-GAAP operating measure is useful to both management and, we believe, to investors because it represents one means of gauging the overall profitability of our recurring and controllable core restaurant operations. This measure is not, however, indicative of our overall results, nor does restaurant-level profit accrue directly to the benefit of stockholders, primarily due to the exclusion of corporate-level expenses. Restaurant-level EBITDA should not be considered a substitute for, or superior to, operating income, which is calculated in accordance with GAAP, and the reconciliations to operating income set forth below should be carefully evaluated.

We define restaurant-level EBITDA as operating income before pre-opening costs, if any, general and administrative costs, depreciation and amortization and impairment charges. General and administrative costs are excluded as they are generally not specifically identifiable to restaurant specific costs. Depreciation and amortization and impairment charges are excluded because they are not ongoing controllable cash expenses, and they are not related to the health of ongoing operations.

	39-Week Period
	October 3, 2021	September 27, 2020
Revenues	$6,604,554	$6,074,222
Reconciliation:
Income from operations	969,415	626,244
Depreciation and amortization	173,799	140,588
General and administrative, corporate level expenses	295,397	371,455
Restaurant-level EBITDA	1,438,611	1,138,287
Restaurant-level EBITDA margin	21.8%	18.7%

Liquidity and Capital Resources

Since March of 2020, the Covid-19 pandemic has had a positive impact of the Company’s sales and liquidity. For the 39 weeks ended October 3, 2021, the Company earned an after-tax profit of $583,268. On October 3, 2021, the Company had $2,078,812 in cash and working capital of $1,1760,68 an increase of $765,794 from January 3, 2021. The increase is partially the result of Company completing a refinancing of the mortgages covering all its Burger Time properties including approximately $185,000 of current maturities of long-term debt which was included in the long-term refinancing. In the 39-week period ending October 3, 2021, the Company continued to benefit from excellent results and positive operating cash flow even as government restrictions on inside dining were eased.

Covid-19, and its variants, the various variants, likely will to continue to have a significant impact on the United States economy. It is difficult to predict either the ultimate impact of the COVID-19 pandemic or the impact of governmental responses on the United States economy in general, and specifically the impact on the quick service drive-through segment of the food service industry and on Company’s operating results and financial condition as the situation is evolving.

In May 2020, the Company received pandemic-related loans totaling $487,900. Included in that amount was $460,400 borrowed under the Small Business Administration’s Paycheck Protection Program (“PPP”). Under the terms of the program, the loans were forgiven in 2021. The SBA’s forgiveness of the PPP is accounted for as a “grant” and $466,400 was reflected as “Other Income” in the second quarter of 2020. Also, in May 2020, the Company borrowed $27,500 at no interest under the Minnesota Small Business Emergency Loan Program which under certain circumstance, may become a grant.

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Our primary requirements for liquidity are to fund our working capital needs, capital expenditures, and general corporate needs, as well as to invest in or acquire businesses that are synergistic with or complimentary to our business. Our operations do not require significant working capital, and, like many restaurant companies, we able operate with negative working capital. We anticipate that working capital deficits may be incurred in the future. Our primary sources of liquidity and cash flows are operating cash flows and cash on hand. We use this to service debt and to maintain our stores to operate in an efficient manner, and to increase our working capital. Our working capital position benefits from the fact that we collect cash from sales from our customers at the point of sale, or within a few days from our credit card processor, and in general, payments to our vendors are not due for thirty days.

Summary of Cash Flows

Cash Flows Provided by Operating Activities

Operating cash flow in 2020 included $466,758 of Paycheck Protection loan forgiveness “other income” in operating cash flow which did not reoccur in 2021 contributing to a decline in cash flow from operations in the first six months of 2021 compared to 2020. As a result continued strong sales over the prior year, we generated $931,322 in pre-tax cash flow from operations in the 39-week period ending October 3, 2021. The winter months have historically been seasonally the slowest part of the Company’s business generating a lower level of cash flow in comparison to the balance of the year.

Cash Flows Used in Investing Activities

In 2020 through the third quarter of 2021 the Company has focused on its primary business and building its working capital reserves.

Cash Flows Used in Financing Activities

A significant portion of the Company’s cash flow is allocated to service the Company’s debt.

Contractual Obligations

As of October 3, 2021, we had approximately $3,210,000 in contractual obligations relating principally to amounts due under mortgages on the real property on which are stores are situated. Our monthly required payment is approximately $24,000. At the end the second quarter of fiscal 2021, the Company refinanced most of its outstanding mortgage debt with a new lender lowering its nominal interest cost from 4.75% to 3.45% fixed for the next ten years.

Qualitative and Quantitative Disclosure about Market Risk

Commodity Price Risk

We are subject to volatility in food costs as a result of market risk associated with commodity prices. Our ability to recover increased costs through higher pricing is, at times, limited by the competitive environment in which we operate. We do not enter into pricing agreements with any of our suppliers to manage these risks. Beef is our largest single food purchase and the price we pay for beef fluctuates weekly based on beef commodity prices. We do not currently manage this risk with commodity future and option contracts. Assuming there was no corresponding menu price increase, a ten percent increase in the cost of beef would result in approximately $150,000 of additional food costs for the Company annually.

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Seasonality and Inflation

Seasonal factors and the timing of holidays cause our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically slightly lower in the first and fourth quarters due to holiday closures and the impact of cold weather at all our locations. Adverse weather conditions may also affect customer traffic, especially in the first and fourth quarters, when customers do not use our outdoor seating areas, which impacts the use of these areas and may adversely affect our revenue.

Management does not believe that inflation has had a material effect on income during the recent years. Increases in food, labor or other operating costs could adversely affect the Company’s operations. In the past, however, the Company generally has been able to increase menu prices or modify its operating procedures to substantially offset increases in its operating costs.

Our business is subject to a wide range of federal, state and local regulations, which are subject to change in ways we cannot now anticipate. We are uncertain as to the effect, if any, that changes in the regulatory environment may have on our Company.

Off-Balance Sheet Arrangements

During the periods presented, and currently, we do not have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recent Accounting Pronouncements

There has been no impact to our financial statements and our results of operations and financial condition as the result of the adoption of Recent Accounting Pronouncements, see “Part I, Item 1, Note 1. Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this quarterly report.

Critical Accounting Policies and Estimates

Our discussion and analysis of operating results and financial condition are based upon our condensed consolidated financial statements. The preparation of our condensed consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Our critical accounting policies are those that materially affect our financial statements and involve subjective or complex judgments by management. Although these estimates are based on management’s best knowledge of current events and actions that may impact us in the future, actual results may be materially different from the estimates. All of our significant accounting policies are disclosed in our Form 10-K for the fiscal year ended January 3, 2021.

Jumpstart Our Business Startups Act of 2012

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Subject to certain conditions set forth in the JOBS Act, we are also eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may take advantage of these exemptions until we are no longer an emerging growth company. We will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we had total annual gross revenue of $1 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Our management carried out an evaluation, under the supervision and with the participation of our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as of the end of the period covered by this quarterly report. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this quarterly report.

The design of any system of control is based upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated objectives under all future events, no matter how remote, or that the degree of compliance with the policies or procedures may not deteriorate. Because of its inherent limitations, disclosure controls and procedures may not prevent or detect all misstatements. Accordingly, even effective disclosure controls and procedures can provide only reasonable assurance of achieving their control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II—OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

There are presently no pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

ITEM 1A. RISK FACTORS

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and are not required to provide the information required under this item.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

During the quarter ended October 3, 2021, the Company did not sell any securities.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

Effective November 12, 2021, the Company entered into an Underwriting Agreement with Maxim Group LLC and Joseph Gunnar & Company, LLC to purchase 2,400,000 units, each unit consisting of one share of common stock and one five-year warrant to purchase a share of common stock at an exercise price of $5.50 per share. Pursuant to the Underwriting Agreement, the gross proceeds to the Company will be approximately $4.55 per share after deducting underwriting discounts and expenses. The Company also granted to the underwriters an option to purchase an additional 360,000 units for 30 days following the closing of the offering. We estimate that the net proceeds from the sale of the units, after deducting underwriting discounts and commissions and estimated offering expenses incurred by us, will be approximately $10,665,000.  If the underwriters fully exercise the over-allotment option, the net proceeds will be approximately $12,321,000. We expect the offering to close on November 16, 2021.

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ITEM 6. EXHIBITS

Exhibit	Description

31.1

Certification of the Company’s Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, with respect to the registrant’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2021.

31.2

Certification of the Company’s Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, with respect to the registrant’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2021.

32.1*	Certification of the Company’s Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

32.2*	Certification of the Company’s Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

*

In accordance with Item 601 of Regulation S-K, this Exhibit is hereby furnished to the SEC as an accompanying document and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BT BRANDS, INC.

Date: November 16, 2021	By:	/s/ Kenneth Brimmer
	Name:	Kenneth Brimmer
	Title:	Chief Operating Officer and Principal Financial Officer

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